UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2018

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2018, Rennova Health, Inc. (the “Company”) filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of Series J Convertible Preferred Stock (the “Preferred Stock”). On July 23, 2018, the Company entered into an Exchange Agreement (the “Agreement”) with Alcimede LLC (“Alcimede”), of which Seamus Lagan, our Chief Executive Officer, is the sole manager. Pursuant to the Agreement, the Company issued to Alcimede 250,000 shares of the Preferred Stock in exchange for the cancellation of the outstanding principal and interest owed by the Company to Alcimede under the Note, dated February 5, 2015, and the cancellation of certain amounts owed by the Company to Alcimede under the Consulting Agreement between the parties. The total amount of consideration paid by Alcimede to the Company equaled $250,000. The following is a summary of certain terms of the Preferred Stock.

General. The Company’s Board of Directors has designated 250,000 shares of the 5,000,000 authorized shares of preferred stock as the Preferred Stock. Each share of the Preferred Stock has a stated value of $1.00.

Voting Rights. Each holder of the Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. With respect to a vote of stockholders, no later than September 30, 2018 only, to approve either or both of a reverse stock split of the Company’s common stock and an increase in the authorized shares of common stock from three billion shares to up to 10 billion shares, each share of the Preferred Stock shall be entitled to the whole number of votes equal to 12,000 shares of common stock. With respect to all other matters, and from and after October 1, 2018, each share of the Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which it is then convertible. The Preferred Stock shall vote with the common stock as if they were a single class of securities.

Dividends. Holders of the Preferred Stock shall be entitled to receive dividends on shares of the Preferred Stock equal (on an as-converted to common stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if dividends are paid on shares of common stock. Holders of the Preferred Stock shall also be entitled to receive, when and as declared by the Board of Directors but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the stated value per annum on each share of the Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be cumulative.

Rank. The Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series G Convertible Preferred Stock and the Company’s Series H Convertible Preferred Stock, (ii) senior to the Series F Convertible Preferred Stock, and (iii) junior to the Company’s Series I-1 Convertible Preferred Stock and the Company’s Series I-2 Convertible Preferred Stock.

Conversion. Each share of the Preferred Stock is convertible into shares of the Company’s common stock at any time at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Preferred Stock plus any accrued and unpaid dividends thereon, by the conversion price. The conversion price is equal to the average closing price of the common stock on the 10 trading days immediately prior to the conversion date.

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Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company. the holders of the Preferred Stock shall be entitled to receive an amount equal to the stated value of the Preferred Stock, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon for each share of the Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time the Company shall have the right to redeem all, or any part, of the Preferred Stock then outstanding. The Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Preferred Stock being redeemed plus all accrued and unpaid dividends.

The shares of the Preferred Stock were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and by Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

The foregoing descriptions of the Preferred Stock and the Agreement do not purport to be complete and are qualified by reference to the Certificate of Designation of the Preferred Stock and the Agreement, copies of which are filed as Exhibit 3.16 and Exhibit 10.170, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

As a result of conversions and exercises of the Company’s securities, as of July 20, 2018 the Company had 2,344,349,384 shares of common stock issued and outstanding.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

3.16	Certificate of Designation for Series J Convertible Preferred Stock

10.170	Exchange Agreement, dated as of July 23, 2018, between Rennova Health, Inc. and Alcimede LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2018	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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